                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No....)
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                           Sun Healthcare Group, Inc.
                                (Name of Issuer)
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                                  Common Stock
                         (Title of Class of Securities)
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                                    866933401
                                 (CUSIP Number)
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                                   12/31/2002
             (Date of Event Which Requires Filing of this Statement)
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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 866933401
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(1)Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only) Highland Capital Management, L.P.
 75-2716725

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(2)Check the Appropriate Box if a Member of a Group (See
Instructions)
(a)
(b) [X]
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(3)SEC Use Only

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(4)Citizenship or Place of Organization Delaware
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Number of Shares(5)Sole Voting Power
                     938,830
Beneficially    ---------------------------------------------------------------
Owned           (6)Shared Voting Power
by Each
                ---------------------------------------------------------------
Reporting       (7)Sole Dispositive Power
Person               938,830
With            ---------------------------------------------------------------
                (8)Shared Dispositive Power
                     0
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(9)Aggregate Amount Beneficially Owned by Each Reporting Person
    938,830
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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)

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(11)Percent of Class Represented by Amount in Row 9
    10.07%
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(12)Type of Reporting Person (See Instructions)
    PN, IA
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CUSIP No.
866933401
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(1)Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only)
Highland Crusader Offshore Partners, L.P.

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(2)Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) [X]
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(3)SEC Use Only

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(4)Citizenship or Place of Organization
Bermuda
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Number of Shares(5)Sole Voting Power
                     0
Beneficially    ---------------------------------------------------------------
Owned           (6)Shared Voting Power
by Each              354,748
                ---------------------------------------------------------------
Reporting       (7)Sole Dispositive Power
Person               0
With            ---------------------------------------------------------------
                (8)Shared Dispositive Power
                     354,758
                ---------------------------------------------------------------
(9)Aggregate Amount Beneficially Owned by Each Reporting Person
    354,758
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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)

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(11)Percent of Class Represented by Amount in Row 9
    3.80%
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(12)Type of Reporting Person (See Instructions)
    PN
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CUSIP No.
866933401
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(1)Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only) James Dondero

-------------------------------------------------------------------------------
(2)Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) [X]
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(3)SEC Use Only

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(4)Citizenship or Place of Organization
United States
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Number of Shares(5)Sole Voting Power
                     See Item 4
Beneficially    ---------------------------------------------------------------
Owned           (6)Shared Voting Power
by Each              See Item 4
                ---------------------------------------------------------------
Reporting       (7)Sole Dispositive Power
Person               See Item 4
With            ---------------------------------------------------------------
                (8)Shared Dispositive Power
                     See Item 4
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(9)Aggregate Amount Beneficially Owned by Each Reporting Person
    938,830
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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)


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(11)Percent of Class Represented by Amount in Row 9
    10.07%
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(12)Type of Reporting Person (See Instructions)
    IN
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ITEM 1.

(a)Sun Healthcare Group, Inc.

(b)101 Sun Avenue NE
   Albuquerque, NM  87109


ITEM 2.


(a)Name of Person Filing:
      James Dondero
      Highland Capital Management, L.P.
      Highland Crusader Offshore Partners, L.P.

(b) Address:
      13455 Noel Road Suite 1300
      Dallas, TX 75240

(c) Citizenship:
      United States
      Delaware
      Bermuda

(d) Title of Class of Securities:  Common Stock

(e) Cusip No: 866933401


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ] Broker or Dealer registered under Section 15 of the Act.

(b)[ ] Bank as defined in Section 3(a)(6) of the Act.

(c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act.

(d)[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

The securities reported herein are owned by Highland Capital Management, L.P. and Highland Crusader Offshore Partners, L.P. Highland Capital Management, L.P. is Investment Advisor for Highland Crusader Offshore Partners, L.P. Mr. Dondero is president and a limited partner of Highland Capital Management, L.P. and may be deemed the beneficial owner of these securities. Mr. Dondero disclaims beneficial ownership of these securities.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a) Amount Beneficially Owned:  938,830

     (b) Percent of class: 10.07%

     (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote 0

           (i) Shared power to vote or to direct the vote 938,830.

          (ii) Sole power to dispose or to direct the disposition of 0

         (iii) Shared power to dispose or to direct the disposition of 938,830.

ITEM 5.  OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.
 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Not applicable

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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Dated   3/10/03

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Signature   /s/ JAMES DONDERO

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Name/Title  James Dondero, President of Highland Capital Management, L.P.



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Dated  3/10/03

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Signature   /s/ JAMES DONDERO

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Name/Title James Dondero, President of Highland Capital Management, L.P.,
general partner of Highland Crusader Offshore Partners, L.P.



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Dated   3/10/03

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Signature   /s/ JAMES DONDERO

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Name/Title   James Dondero